Exhibit 99.4

NEWS RELEASE

Contacts

Dudley W. Mendenhall, 760-494-1000

or

Integrated Corporate Relations, Inc.

Investor Relations:

Andrew Greenebaum/Chad Jacobs

(310) 395-2215/ (203) 222-9013

Media Relations:

John Flanagan/Mike Fox

(203) 222-9013

K2 Inc. Announces Pricing of Its Senior Notes

Carlsbad, California – June 25, 2004. K2 Inc. (NYSE: KTO) announced today that it has priced its private placement of $200.0 million in aggregate principal amount of senior notes due 2014. The senior notes will have a coupon of 7.375%. Due to strong demand from investors, the size of the offering was increased from $150.0 million to $200.0 million.

K2 intends to use the proceeds of the offering, along with other sources, to finance the previously announced acquisitions of three leading companies in winter sports and outdoor apparel: Völkl Sports, Marker Group and Marmot Mountain Ltd. The private placement of the senior notes is expected to close on July 1, 2004.

The senior notes have not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or the solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Rawlings, Worth, Shakespeare, Pflueger, Brass Eagle, Worr Games, Stearns, K2, Ride, Olin and Morrow, Tubbs, and Atlas. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, paintball, watersports activities, alpine skiing, snowboarding, snowshoeing, in-line skating and mountain biking. Among K2’s other branded products are K2 Licensing & Promotions, Dana Design backpacks, Planet Earth apparel, and Adio and Hawk skateboard shoes.

Rawlings, Worth, Shakespeare, Pflueger, Brass Eagle, Stearns, K2, Ride, Olin, Morrow, Tubbs, Atlas, K2 Licensing and Promotions, Dana Designs, Planet Earth, Adio and Hawk skateboard shoes, JT, and Worr Games are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of its recent merger with Rawlings Sporting Goods Company, Inc. and other acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the company does not undertake to update any forward-looking statement.